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                                                              EXHIBIT(a)(16.13)

                 [LETTERHEAD OF N M ROTHSCHILD & SONS LIMITED]

                                 PRESS RELEASE

 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO AUSTRALIA, CANADA OR
                                     JAPAN

FOR IMMEDIATE RELEASE                                           24 October 1995

                           ARCO IRISH HOLDINGS INC.
                            ("ARCO IRISH HOLDINGS")

                FINAL OFFER FOR ARAN ENERGY PLC ("ARAN") LAPSES

On behalf of ARCO Irish Holdings ("ARCO"), N M Rothschild & Sons Limited announces that the increased and final offer made on behalf of ARCO on 9 October 1995 to acquire the whole of the issued share capital of Aran has lapsed as of 1 p.m. (Dublin and London time) today.


    New Court, St. Swithin's Lane, London EC4P 4DU Telephone 0171-280 5000
                        Fax 0171-929 1643 Telex 888031
                               Regulated by SFA